EX-99.1 PRESS RELEASE

                 OAOT Expands its Board With Four New Directors;

      New Directors Increase Public Sector Experience and Financial Acumen

GREENBELT, MD - August 16, 2002 - OAO Technology Solutions(R) (NASDAQ - OAOT) today announced the appointments of Charles A. Leader, OAOT's President and Chief Executive Officer, Donald Glickman, General Paul X. Kelley and George A. Sawyer as members of its Board of Directors. The addition of the four expands OAOT's board to 11 members.

"We are pleased to welcome Charlie, Don, Paul and George to OAOT's board of directors," said John Lehman, chairman of OAOT's board of directors. "The experience they have gained in their respective fields will strengthen our overall management and will assist us in achieving OAOT's strategic vision. We look forward to the benefits that their leadership, public sector knowledge and financial counsel will bring to OAOT."

Charles A. Leader, prior to joining OAOT, was President, Chief Operating Officer and a Director of Nichols Research Corporation, a $500 million technical services firm serving commercial, government, and health care customers. Previously, Mr. Leader was President of Hughes Information Systems, a $2.8 billion subsidiary of Hughes Electronics. He has also served as a management consultant in the IT and aerospace/defense industries, and was a partner in McKinsey & Company, the international management consulting firm, where he was co-leader of its aerospace/defense practice. Mr. Leader also served nearly 10 years on active duty in the U.S. Marine Corps. He received his MBA from the Harvard Business School and a bachelor's degree from the University of Notre Dame.

Donald Glickman, prior to co-founding J.F. Lehman & Company, was a principal of the Peter J. Solomon Company and a Managing Director of Shearson Lehman Brothers' $1.3 billion Merchant Banking Partnership. He also has 15 years of corporate banking experience, having served as Senior Vice President and Regional Head of the First National Bank of Chicago. He holds a B.M.E. from Cornell University and received his MBA from the Harvard Business School, where he was elected a George F. Baker Scholar. Mr. Glickman also served as an armored cavalry officer in the Seventh U.S. Army. He is director of Cal-Tex Industries, Inc., Monroe Muffler Brake, Inc., J.F. Lehman & Co.'s portfolio companies and is Chairman of Elgar Holdings, Inc. He is also a trustee of MassMutual Corporate Investors, MassMutual Participation Investors and the Wolf Trap Foundation for the Performing Arts.

From 1983 until his retirement from the Marine Corps in 1987, General Paul X. Kelley served as the 28th Commandant of the Marine Corps and member of the Joint Chiefs of Staff. General Kelley serves as a Director with Columbia Partners, Inc.; London Life Reinsurance Company; The Non-Proliferation Trust, Inc.; The Non-Proliferation Trust, International; Park Place Entertainment Corporation; Saul Centers, Inc.; Sturm, Ruger & Company, Inc.; UST, Inc.; and the Wackenhut Corporation. He is Chairman Emeritus of the Irish American Partnership, Chairman of the National Legal Center for the Public Interest, a Governor of the NFL Alumni, and member of Beta Gamma Sigma, The Alfalfa Club, The Council of Foreign Relations and Rancheros Visitadores. General Kelley holds a Bachelor of Science Degree in Economics from Villanova University, is a Distinguished Graduate of the Air War College, and has received honorary doctoral degrees from his Alma Mater, Norwich University, Webster University, Jacksonville University, the United States Sports Academy and Rensselaer Polytechnic Institute. He is an investor in partnerships managed by J. F. Lehman & Company.

George A. Sawyer is a founding partner of J.F. Lehman & Company. Mr. Sawyer served as President and Chief Executive Officer of Sperry Marine from 1993 to 1995. Prior thereto, Mr. Sawyer has held a number of prominent positions in private industry and the U.S. Government, serving as President of John J. McMullen Associates, President and Chief Operating Officer of TRE Corporation, Executive Vice

President of General Dynamics Corporation, Vice President of International Operations for Bechtel Corporation and Assistant Secretary of the Navy for Shipbuilding and Logistics under Dr. Lehman. He graduated Phi Beta Kappa from Yale University and completed graduate studies in nuclear engineering at the Knolls Atomic Power Laboratories. He is also the co-inventor of the Consolidated Nuclear Steam Generator II and served in the U.S. Navy for ten years as a nuclear submariner. Mr. Sawyer currently serves on the Board of Trustees of Webb Institute. He is a director of J.F. Lehman & Co.'s portfolio companies, and is Chairman of Burke Industries, Inc.

About OAOT

OAO Technology Solutions, Inc. is a global provider of information technology solutions that address the enterprise-wide challenges of Fortune 1000 companies, mid-market organizations, and government agencies. The Company's key offerings include: software application, IT infrastructure, and healthcare IT solutions. Headquartered in Greenbelt, Maryland, the Company's 2,400 employees work in over 200 locations throughout the world. The Company's web site can be accessed at www.oaot.com. Please direct media inquiries to Deborah Starke at 301-486-0400 or media@oaot.com. For investor relations information please contact Karen Vahouny of Qorvis Communications at 703-744-7809.

SAFE HARBOR STATEMENT: This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the Company's current beliefs and expectations as to its future performance. Future events and the Company's actual future results may differ materially from the results, performance or expectations reflected in those forward-looking statements based on the factors described below, among others. The marketplace for software and services of the type offered by OAOT is highly competitive and our business results could suffer due to competitive factors. Our results of operations would also be adversely affected by a change in the prevailing technology away from outsourcing IT applications, the inability of the company to make necessary enhancements or developments to its existing software products, the loss of or decrease in revenues and potential pricing pressure on contracts with a strategic customer, lower than expected revenue growth and profitability of all other contracts, customers potential exercise of early termination clauses in long-term contracts that could reduce contract backlog, and the risk that forecasted revenue will be achieved in the time frame anticipated and that costs may be higher than expected in the forecasted amounts. Refer to our Form 10-K for the year ended December 31, 2001 for additional risk factors that could adversely impact the Company or that could cause future results to differ from the results, performance or expectations reflected in our forward-looking statements. The Company undertakes no duty to publicly update any "forward-looking statements", whether as a result of new information, future events or otherwise.

Copyright( C) 2002 by OAO Technology Solutions, Inc.(R) All rights reserved.